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                                                                    Exhibit 10.7

                               SUN COMPANY, INC.

                            SAVINGS RESTORATION PLAN

                              Amendment No. 1997-1



There is added a new Section 3 to Article V of the Plan as follows:

   "3.  Acceleration of Payment upon Change in Control.


      A. Right to Withdraw.

         The terms of this Section 3 of Article V shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan. Upon a Change in Control, and for twelve (12) months thereafter, each participant, whether or not he is still an employee of the Company, shall have the right to withdraw, in a single lump-sum cash payment, an amount equal to ninety-five percent (95%) of the value of his book accounts under the Plan; provided, however, that if this option is exercised, such participant will forfeit to the Company the remaining five percent (5%) of the value of his book accounts as of the time of the withdrawal. Payments under this Section 3 shall be made as soon as practicable, but no later than 30 days after the participant notifies the Plan that he is exercising his right to withdraw.

         (i) On or after a Change in Control, no action, including by way of example and not of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any participant or the operation of the Plan with respect to all amounts credited to book accounts on behalf of participants on the date of the Change in Control.

         (ii) The Company shall pay all reasonable legal fees and related expenses incurred by a participant in seeking to obtain or enforce any payment, benefit or other right such participant may be entitled to under the Plan after a Change in Control; provided, however, that the participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the participant was frivolous or advanced in bad faith.

      B. Definitions.

         'Change in Control' shall be deemed to have occurred if:

         (i) Continuing Directors cease, within one year of a Control Transaction, to constitute a majority of the Board of Directors of Sun Company, Inc. (or of the Board of Directors of any successor to Sun Company, Inc. or to all or substantially all of its assets) or

         (ii) any entity, person or Group acquires shares of Sun Company, Inc. in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially more than twenty percent (20%) of the outstanding voting shares.
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            As used herein, 'Control Transaction' shall mean any of the following transactions or any combination thereof: (1) any tender offer for or acquisition of capital stock of Sun Company, Inc., (2) any merger, consolidation, or sale of all or substantially all of the assets of Sun Company, Inc., or (3) the submission of a nominee or nominees for the position of director of the Company by a shareholder or a Group of shareholders in a proxy solicitation or otherwise. As used herein, 'Continuing Director' shall mean a Director who was a member of the Board of Directors of Sun Company, Inc. immediately prior to a Control Transaction which results in a Change in Control. As used herein, 'Group' shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended."